Exhibit  99.1

Actinium Announces Proposed Public Offering of Common Stock

NEW YORK, NY – September 28, 2016 – Actinium Pharmaceuticals, Inc. (NYSE MKT: ATNM) ("Actinium" or "the Company"), a biopharmaceutical Company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers, announced today that it intends to offer shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

H.C. Wainwright & Co. is acting as sole book-running manager for the offering.

The offering is being conducted pursuant to a shelf registration statement that was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC"). Prospective investors should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Actinium has filed with the SEC for more complete information about Actinium and the offering. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available free of charge on the website of the SEC at www.sec.gov. When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of H.C. Wainwright & Co., LLC by emailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (www.actiniumpharma.com) is a New York-based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers. Actinium's targeted radioimmunotherapy products are based on its proprietary delivery platform for the therapeutic utilization of alpha-emitting Actinium-225 and Bismuth-213 and certain beta emitting radiopharmaceuticals in conjunction with monoclonal antibodies. The Company's lead radiopharmaceutical product candidate Iomab-B is designed to be used, upon approval, in preparing patients for hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. The Company is conducting a single, pivotal, multicenter Phase 3 clinical study of Iomab-B in refractory or relapsed AML patients over the age of 55 with a primary endpoint of durable complete remission. The Company's second product candidate, Actimab-A, is in a 53 patient, multicenter, open-label Phase 2 trial for patients newly diagnosed with AML over the age of 60 in a single-arm multicenter trial.

Forward-Looking Statements for Actinium Pharmaceuticals, Inc.

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed offering. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Actinium Pharmaceuticals, Inc.

Steve O'Loughlin
Vice President, Finance and Corporate Development
soloughlin@actiniumpharma.com